Exhibit 10.96

EXHIBIT A

LEGAL DESCRIPTION OF PROPERTY

CONSTRUCTION LOAN AGREEMENT

THIS CONSTRUCTION LOAN AGREEMENT (this “Agreement”) dated as of the 11th day of February, 2011, between CARDINAL BANK, a banking corporation organized under the laws of the Commonwealth of Virginia (“Lender”), having an office at 8270 Greensboro Drive, Suite 500, McLean, Virginia 22102, and COMSTOCK CASCADES II, L.C., a Virginia limited liability company (“Borrower”), having an office at 11465 Sunset Hills Road, 4th Floor, Reston Virginia 20190.

R E C I T A L S:

R-1. Pursuant to the provisions of that certain commitment letter dated November 18, 2010 issued by Lender to Borrower (the “Commitment”), Lender agreed to make a construction loan to Borrower in an amount not to exceed Eleven Million Dollars ($11,000,000) (the “Loan”).

R-2. The proceeds of the Loan are to be used to pay a portion of the cost of constructing, furnishing and equipping a two building 103 unit apartment project (the “Project”) on land located in Potomac Falls, Loudoun County, Virginia more particularly described in Exhibit A attached hereto (the “Land”) together with all other approved and budgeted related costs as approved by Lender in its sole discretion for the Project pursuant to the budget attached hereto and incorporated herein as Exhibit B (the “Budget”).

R-3. Lender is willing to make the Loan to Borrower upon the terms and conditions set forth in the Commitment and this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained, Lender and Borrower agree as follows:

1. Recitals. The recitals set forth above are incorporated herein by reference as if set forth in full.

2. Loan. On the basis of the representations, warranties and covenants made by Borrower herein and subject to satisfaction of the conditions herein set forth, Lender agrees to make, and Borrower agrees to accept, the Loan to be evidenced by Borrower’s Credit Line Deed of Trust Note (as the same may be amended from time to time, the “Note”) to Lender of even date herewith, a Limited Payment Guaranty Agreement executed by Christopher D. Clemente (“Clemente”) of even date herewith, a Limited Payment Guaranty Agreement of even date herewith of Gregory V. Benson (“Benson”), and a Guaranty Agreement of Comstock Homebuilding Companies, Inc., a Delaware corporation (“Comstock Homebuilding”; Clemente, Benson and Comstock Homebuilding are hereinafter individually referred to as a “Guarantor” and collectively referred to as the “Guarantors”; the two Limited Payment Guaranty Agreements executed by Clemente and Benson and the Guaranty Agreement executed by Comstock Homebuilding are hereinafter referred to individually as a “Guaranty” and collectively as the “Guaranties”). Said documents, and all other documents evidencing, securing and guaranteeing the Loan, as the same may be amended from time to time, are sometimes hereinafter referred to collectively as the “Loan Documents.” The Loan shall mature, bear interest and be payable as to principal and interest as provided in the Note. Advances of the Loan (hereinafter “Advances”) shall be made in accordance with the Budget . Any costs approved by Lender for which sums are to be advanced hereunder are referred to as the “Costs.”

3. Loan Advances Generally. Except as expressly set forth below, advances hereunder shall be made not more frequently than once monthly by Lender, upon at least five (5) business days’ prior written notice to Lender, at Lender’s principal office or at such other place as Lender may designate. For the purposes of this Agreement, the term “Initial Advance” of proceeds of the Loan shall mean the initial Advance made by Lender on the date hereof to fund both closing costs and reimbursement of certain direct and indirect construction costs relating to the Project. All Advances shall be subject to the Loan’s continuing compliance after the Initial Advance with the loan to value ratios specified in Section 10 below. The Lender agrees to make a second monthly advance of Loan proceeds in the month of the Initial Advance or the month after the Initial Advance, if the Borrower did not request a second advance in the month of the Initial Advance, and in the month that the Borrower needs Loan proceeds for the payment of the issuance costs for the building permit for the second building to be constructed within the Project.

No Advances shall be made after the date that is eighteen (18) months after the date hereof for direct Costs relating to the Project, unless such date is extended by Lender in its sole discretion. Soft costs such as the Interest Reserve and marketing costs will be funded until the maximum loan amount is reached. In no event shall the Lender be obligated to make Advances which would result in the loan to value ratio herein set forth being exceeded.

Each request for an Advance shall be in the form of a requisition, in form and substance reasonably satisfactory to and approved by Lender, and shall be accompanied by, and shall itself constitute, a certification by Borrower to the effect that Borrower has paid or incurred Costs in the amount of the requested Advance, that such Costs have not been the basis for any other request for an advance of Loan proceeds under this Agreement, that all representations and warranties of Borrower herein are true in all material respects as of the time of such request, and that no material adverse change in Borrower’s or Guarantors’ respective financial condition has occurred since the immediately preceding Advance. Borrower shall only be entitled to payment in the amount and for such items as are approved by Lender in respect to each request for an Advance in accordance with the Budget or otherwise with the exercise of Lender’s discretion.

In no event will Lender be required to make Advances hereunder if (a) an event shall have occurred which, with the passage of time or the giving of notice, or both, would constitute a default under (i) the Note or under any of the other Loan Documents; or (ii) any loan document evidencing or securing a loan secured by the Project, or (b) Lender at any time determines, in its reasonable discretion, that the proceeds of the Loan remaining to be advanced, together with Borrower’s equity contributions to the Project, are insufficient to complete the Project in accordance with the Plans (as hereinafter defined). If at any time during the term of the Loan, Lender notifies Borrower that the remaining balance of the Budget when combined with the Borrower’s equity contributions to the Project, will be insufficient to pay all expected remaining Project Costs for the completed Project as determined by Lender in its commercially reasonable discretion, Borrower and/or the Guarantors shall cause additional cash equity to be contributed to Borrower in an amount equal to the difference between said amounts (the “Cost Shortfall”) within thirty (30) days of Lender’s notice to Borrower and the Guarantors of the amount of such Cost Shortfall.

4. Representations and Warranties. Borrower represents and warrants to Lender that:

(a) Borrower is a limited liability company duly formed and validly existing and in good standing under the laws of the Commonwealth of Virginia and fully qualified to do business in the Commonwealth of Virginia, with full power and authority to consummate the transactions contemplated by the Loan Documents;

(b) Borrower has been duly authorized by all action required of its members and managers to execute and deliver the Loan Documents;

(c) The Land does not now, and will not at any time after commencement, completion and occupancy of the Project, violate any applicable environmental, zoning, subdivision or building laws, ordinances, rules or regulations of any governmental authority or agency, contractual arrangements with third parties, or any covenants or restrictions of record. All consents, licenses and permits required with respect to the contemplated construction of the Project have been obtained or will be obtained in due course as appropriate for the stage of construction to which the Project has progressed;

(d) The consummation of the transactions contemplated hereby and the performance of this Agreement and the Loan Documents will not result in any breach of, or constitute a default under, any order, writ, injunction or decree of any court or governmental department, commission, board, bureau, agency or instrumentality, mortgage, deed of trust, lease, bank loan or credit agreement, corporate charter, by-laws, partnership agreement, operating agreement, partnership certificate or other instrument to which Borrower or any of the Guarantors is a party or by which any of them may be bound or affected;

(e) The information contained in this Agreement and in all documents, financial statements, reports, notices, schedules, certificates, statements or other writings required herein to be furnished to Lender by Borrower or Guarantors that were prepared by (i) Borrower or Guarantors is true and correct in all material respects as of the respective dates thereof and complete insofar as completeness may be necessary to give Lender a true and accurate knowledge of the subject matter and to make the same not misleading, and (ii) third parties is, to the best of Borrower’s and Guarantors’ knowledge, true and correct in all material respects as of the respective dates thereof and complete insofar as completeness may be necessary to give Lender a true and accurate knowledge of the subject matter and to make the same not misleading; and

(f) There are no material actions, suits or proceedings pending or, to the knowledge of Borrower, threatened against or affecting it, the Guarantors or the Project before any court or before or by any governmental, administrative, regulatory, adjudicatory, or arbitrational body or agency of any kind which will or are reasonably likely to materially and adversely affect performance by Borrower or Guarantors of their respective obligations pursuant to and as contemplated by the terms and provisions of this Agreement or any of the other Loan Documents.

5. Covenants of Borrower. Borrower hereby covenants with Lender that it will:

(a) Commence construction of the Project within ninety (90) days after the date hereof, and thereafter continue diligently with the construction of the Project in order to complete the physical construction of the Project on or before the date that is eighteen (18) months after the date hereof. The deadlines specified in this subparagraph (a) are absolute and the Lender is not obligated to provide notice of the Borrower’s failure to meet such deadlines nor shall the Borrower have any cure or grace periods relating to such deadlines;

(b) Pay promptly when due all claims for labor and materials in respect of the Project and prevent the filing of liens therefor against the Land or the Project, provided that Borrower need not pay such claims or prevent such liens so long as the validity thereof is being contested in good faith and provision for the payment thereof is made by Borrower in form and manner satisfactory to Lender or such claim or lien has been bonded off within forty-five (45) days of filing;

(c) Use proceeds of the Loan solely for the payment of Costs approved by Lender;

(d) Permit Lender, its representatives and construction consultant, to (i) enter upon the Project at reasonable times, (ii) inspect the Project and all materials used in connection with the construction of the Project and (iii) examine all related plans, specifications and shop drawings for all architectural, structural, mechanical, plumbing, electrical, site development and other work for or in connection with the Project (the “Plans”). It will reasonably cooperate and also use its good faith efforts to cause the Contractors (as hereinafter defined) to cooperate with Lender’s construction consultant to enable him to perform his functions hereunder;

(e) Upon the reasonable demand of Lender or Lender’s construction consultant, correct (i) any defects in the construction of the Project, and (ii) any work which materially and adversely varies from the Plans and which shall not have theretofore been approved in writing by Lender or Lender’s construction consultant or which varies from any applicable governmental requirement affecting the Land or the Project;

(f) Not permit the construction of the Project pursuant to the Plans, the subcontracts or otherwise until Lender or Lender’s construction consultant shall have approved the same, which approval shall be provided by Lender prior to the commencement of construction of the Project, and any amendments thereto shall be approved by Lender or Lender’s construction consultant prior to making any material changes thereto;

(g) Obtain all authorizations, consents, licenses and permits required to commence, pursue and complete the construction of the Project approved by Lender and promptly comply with all laws, ordinances or other governmental regulations affecting the Land or the Project;

(h) Not change any Budget or any line item thereof without the Lender’s prior written approval;

(i) Not finance the construction of the Project except through the Loan proceeds, equity contributions and the provisions of this Loan Agreement;

(j) On or before the date that is twenty-four (24) months after the date hereof, the Project shall be generating revenue sufficient to maintain a minimum Debt Service Coverage Ratio (hereinafter defined) of not less than 1.0 to 1.0 on a trailing ninety (90) day basis, unless waived by Lender, such waiver to be made in the sole and absolute discretion of Lender. On or before the date that is thirty-six (36) months after the date hereof, the Project shall be generating revenue sufficient to maintain a minimum Debt Service Coverage Ratio of not less than 1.15 to 1.0 on a trailing ninety (90) day basis, unless waived by Lender, such waiver to be made in the sole and absolute discretion of Lender. On or before the date that is forty-eight (48) months after the date hereof, the

Project shall be generating revenue sufficient to maintain a minimum Debt Service Coverage Ratio of not less than 1.25 to 1.0 on a trailing ninety (90) day basis, unless waived by Lender, such waiver to be made in the sole and absolute discretion of Lender. “Debt Service Coverage Ratio” means the sum of total income received by the Borrower on a cash basis from Project operations less all costs incurred on a cash basis in the operation of the Project (but costs shall not include debt service on the Loan and other non-cash expenses attributable to the Project) calculated on an annualized basis, divided by the sum of the Borrower’s interest expense and current maturities of long-term debt calculated on an annualized basis;

(k) Contribute the Land free and clear of any liens as the Borrower’s equity capital contribution into the Project;

(l) On or before May 31 of each year of the Loan term, Borrower and Guarantor shall deliver to Lender annual internally prepared financial statements (including a certified true annual rent roll for the Project commencing on completion of the Project) and their respective federal income tax returns for the previous fiscal year;

(m) Once the Borrower has commenced leasing efforts for the Project, the Borrower shall deliver to Lender a monthly leasing status report until the Project has reached a 1.0 to 1.0 Debt Service Coverage Ratio on an annualized trailing ninety (90) day basis, and a quarterly leasing status report on a calendar basis thereafter; and

(n) During the term of the Loan, Borrower shall open and maintain all of its operating accounts for this Project with the Lender.

6. Conditions Precedent to Initial Advance. Lender’s obligations under this Agreement to make the Initial Advance as specified in the HUD-1 Settlement Statement shall be conditioned upon, unless Lender otherwise agrees:

(a) Borrower’s delivery to Lender at least five (5) business days prior to the Initial Advance (or such shorter period as Lender may agree to), and Lender’s approval of the following:

(i) Certificates of Insurance showing workers’ compensation insurance, public liability insurance and builder’s risk insurance from a company or companies and in form and amounts satisfactory to Lender, together with written evidence, in form and substance satisfactory to Lender, that all fees and premiums due on account thereof have been paid in full;

(ii) an appraisal of the Project on an “as if completed” basis indicating a fair market value that satisfies the minimum loan to value ratios set forth herein and which is in form and substance satisfactory to Lender performed by an independent licensed appraiser selected by Lender;

(iii) an opinion of counsel for Borrower and Guarantors;

(iv) authorizing resolutions, copies of the Borrower’s Articles of Organization and Operating Agreement and all amendments thereto, copies of Comstock Homebuilding’s Certificate of Incorporation and Bylaws, a current Certificate of Fact for Borrower issued by the Commonwealth of Virginia, and a current certificate for Comstock Homebuilding issued by the State of Delaware;

(v) written evidence that the Project has been zoned, beyond any possibility of appeal, for purposes consistent with the completion of the construction of the Project and consistent with the uses contemplated by Lender, this Agreement and the Loan Documents;

(vi) to the extent available, a list of the names of all major contractors and materialmen (the “Contractors”) who will perform work or supply materials in connection with the construction of the Project, together, to the extent available, with copies of all major contracts or subcontracts for such construction (“Contracts”) which shall be subject to Lender’s approval in its reasonable discretion; and

(vii) payment to Lender of a fully earned non-refundable Loan fee in the amount of $55,000 together with the payment of all third party expenses incurred by Lender in making the Loan, including, but not limited to, attorneys fees, environmental reports, credit reports, pre-construction inspections, appraisals and flood hazard certifications; and

(viii) a separate policy of flood insurance in the face amount of the Note or the maximum limit of coverage available with respect to the Project, whichever is the lesser, from a company or companies satisfactory to Lender and written in strict conformity with the Flood Disaster Protection Act of 1973, as amended, and all applicable regulations adopted pursuant thereto; provided, however, that in the alternative Borrower may supply Lender with written evidence, in form and substance satisfactory to Lender, to the effect that such flood insurance is not available with respect to the Land, or Borrower may provide to Lender the certificate of a professional engineer that the Land is not within a flood hazard area;

(ix) a paid policy of title insurance (ALTA Standard Form “B” Loan Policy - Current Edition) or a valid and enforceable commitment to issue the same, together with such reinsurance agreements and direct access agreements as may be required by Lender, from a company or companies satisfactory to Lender in the amount of the Loan and which may be endorsed or assigned to the successors and assigns of Lender without additional cost, insuring the lien of the Deed of Trust to be a valid first lien on the Project, free and clear of all defects, exceptions and encumbrances except such as Lender and its counsel shall have approved, and which contains affirmative coverage for unrecorded mechanics’ and materialmens’ liens;

(x) copies of the recorded subdivision plat of the Land and/or a current survey of the Land, certified to Lender by a registered land surveyor of the jurisdiction in which the Land is located, which plat of survey shall clearly designate at least (i) the location of the perimeter of the Land by courses and distances; (ii) the location of all easements, rights-of-way, alleys, streams, waters, paths and encroachments; (iii) the location of all building restriction lines and set-backs, however established; (iv) the location of any streets or roadways abutting the Land; and (v) the then “as-built” location of any improvements and the relation of the improvements by courses and distances to the perimeter of the Land, building restriction lines and set-backs, all in conformity with the most recent Minimum Standard Detail Requirements for Property Title Surveys adopted by the American Congress on Surveying and Mapping (including any optional items required by Lender acting reasonably);

(xi) a soil report which shall (i) demonstrate that the soil conditions of the Land are suitable for the construction of the Project, and (ii) evidence to Lender’s reasonable satisfaction that there are no Hydric Soils on the Land (Hydric Soils are any soil category upon which construction of Improvements would be prohibited or restricted under applicable governmental requirements, including, without limitation, those imposed by the U. S. Army Corp of Engineers);

(xii) a satisfactory Phase I environmental site assessment report for the Land;

(xiii) written evidence satisfactory to Lender of the availability of sanitary sewer, water and other public utilities adequate in Lender’s judgment to serve the completed Project;

(xiv) certified true financial statements and tax returns of the Borrower and the Guarantors for the past three fiscal periods;

(xv) the standard form of lease agreement that the Borrower will require all tenants to sign in form and substance satisfactory to the Lender;

(xvi) the current detailed draw schedule for Project in form and substance satisfactory to the Lender;

(xvii) the current complete and detailed Plans for the Project; and

(xviii) an independent cost review of the entire Project budget and Plans by an engineer or architect selected by the Lender verifying the sufficiency of the Project budget to complete the Project as planned, which cost review shall be at the Borrower’s sole cost.

(b) The Loan Documents shall each have been duly executed by the respective parties thereto and delivered to Lender.

(c) Financing statements, and any modifications thereto, shall have each been duly filed in all public offices necessary to provide public notice or protect the validity and effectiveness thereof, and all taxes, fees and other charges in connection therewith shall have been paid, or appropriate provisions shall have been made with respect thereto.

(d) The representations and warranties set forth in Section 4 are all true and correct in all material respects.

7. Conditions to Advances after the Initial Advance. The obligation of Lender to make the Advances after the Initial Advance shall be conditioned upon the satisfaction of the conditions set forth in this Agreement, including the satisfaction of the conditions set forth in Section 6(a)(ii) and Section 6(d) above, and, as requested by Lender, delivery of any updates to the documents required to be delivered in Sections 6(a)(i), (vi), (xiv), (xv), (xvi) and (xvii) above, and of the following additional conditions:

(a) Lender shall have received and approved, in addition to such other opinions, documents, instruments and assurances as are set forth herein, the following:

(i) evidence to the reasonable satisfaction of Lender that all work performed on or about the Project has been performed in a good and workmanlike manner and that all materials and fixtures generally furnished or installed at that stage have been furnished and installed, and that all such work, materials and fixtures have been paid in full, will be paid in full using the proceeds of the Advance, or are scheduled to be paid using payments for future Advances, as applicable;

(ii) written evidence, in form and substance satisfactory to Lender, from all governmental authorities having or claiming jurisdiction to the effect that all grading, building, construction and other permits and licenses necessary or required in connection with the construction of the Project at that stage have been validly issued; that all fees and bonds required in connection therewith have been paid in full or posted, as the circumstances may require;

(iii) final fully approved site plan for the Project;

(iv) copies of all existing inspection and test reports requested by Lender, if any;

(v) reasonably satisfactory evidence that all work in place has been approved by all applicable governmental authorities to the extent, if any, such approval is required;

(vi) a satisfactory status report from Lender’s construction consultant;

(vii) a notice of title continuation indicating that, since the date of the last preceding Advance, there has been no change in the state of title not theretofore approved by Lender.

(b) In the case of the final Advance hereunder, Lender shall also have received and approved a final lien release for all work performed from each of the Contractors.

8. Interest Reserve and Additional Interest Reserve Account. Once the Project begins generating rental revenue, the Borrower shall apply the gross rental revenue generated by the Project minus the Borrower’s reasonable expenses to operate the Project as approved by the Lender (the “Rental Revenue”) to the interest expense on the Note on a monthly basis. Commencing on the date hereof, the Lender shall disburse funds directly out of the Interest Reserve set forth in the Budget in the amount that the monthly interest payment exceeds the monthly Rental Revenue and apply those funds to the payment of interest on the Loan as it becomes due. On the earlier of (i) the date that is twelve (12) months after the date hereof, and (ii) the date on which the remaining balance in the Interest Reserve is $25,000 or less, the Borrower shall deposit Five Hundred Thousand Dollars ($500,000) (the “Additional Interest Reserve”) into a secured escrow reserve account maintained by the Lender (the “Additional Interest Reserve Account”). Once the Interest Reserve has been exhausted, the Lender shall automatically draw Additional Interest Reserve funds from the Additional Interest Reserve Account in the amount by which the monthly interest due on the Loan exceeds the Rental Revenue and apply that amount against the interest due on the Note when it is due. The provisions of Exhibit B relating to the Lender’s Contingency are incorporated herein by reference.

9. Limitations on Advances. In addition to the limitations contained in this Agreement, Lender shall in no event be obligated to disburse proceeds of the Loan (i) exceeding the Costs set forth in the Budget approved by Lender, including the individual line items but subject to the Lender’s agreement to allow reallocation among line items under certain circumstances in Exhibit B, (ii) which would result in the loan to value ratios set forth in Section 10 hereof being exceeded, (iii) if a petition is filed or other proceeding is commenced under any bankruptcy, insolvency, reorganization or similar laws or statutes (including, without limitation, the Federal Bankruptcy Code, as now or hereafter in effect, or any state insolvency statute or the laws of any jurisdiction) by or against Borrower or any of the Guarantors; (iv) if a receiver, custodian, trustee or liquidator is applied for or appointed for Borrower or any of the Guarantors, (v) if a writ or order of attachment, levy or garnishment in excess of $100,000 is issued against Borrower or any of the Guarantors or the property, assets, or income of any of them and the same is not appealed, discharged or bonded to Lender’s satisfaction within sixty (60) days of the date said Borrower or Guarantor receives notice thereof; or (vi) if Borrower shall fail to perform or observe any of the covenants or agreements to be performed or observed by it hereunder and such failure continues for a period of ten (10) days after written notice of such failure from Lender to Borrower.

10. Loan to Value Ratio. The unpaid principal amount of the Loan shall not exceed a loan to value ratio of sixty-eight percent (68%) of the “as if completed” appraised value of the completed Project, as determined by the most recent appraisal obtained by Lender from a third-party appraiser selected by Lender. Following notice from Lender to Borrower that any such loan to value ratio has been exceeded, Borrower shall, within ten (10) days of such notice, make a principal payment on the Loan in an amount sufficient to cause the above-referenced loan to value ratios to be in compliance.

11. [Intentionally omitted]

12. Defaults. Each of the following shall constitute a default hereunder:

(a) if Borrower shall fail to perform or observe any of the covenants or agreements to be performed or observed by it hereunder and such failure continues for a period of thirty (30) days after the date of written notice of such failure from Lender to Borrower, provided that if such failure is capable of being cured within a reasonable period of time but, in Lender’s judgment, cannot be cured within said thirty (30) day period, then, notwithstanding the foregoing, an event of default shall not be deemed to have occurred at the expiration of said thirty (30) day period if the Borrower (i) commences the cure of such failure within said thirty (30) day period, (ii) thereafter diligently and expeditiously to Lender’s satisfaction proceeds to cure such failure, and (iii) completes the cure of such failure within a reasonable period of time not exceeding ninety (90) days after the date that such written notice is sent; or

(b) if any representation or warranty made by Borrower herein shall prove to be false or misleading in any material respect; or

(c) the dissolution of Borrower or any Guarantor; or

(d) the death of any Guarantor unless the obligations of such Guarantor under the Guaranties are assumed by his executor or personal representative within sixty (60) days of the death of such Guarantor, or Lender reasonably determines that the prospect of full repayment of the Loan are not materially impaired thereby; or

(e) the occurrence of a default (and the expiration of any applicable cure period) under the Note, this Agreement, the Guaranties or any other Loan Document; or

(f) if Borrower, at any time prior to the completion of the construction of the Project, abandons the same or ceases work thereon for a period of more than thirty (30) days for any reason other than a stoppage imposed by a governmental authority with jurisdiction over the Project; or

(g) the filing of any mechanic’s or judgment lien against the Land or the Project, or any part thereof, or the failure to pay (or provide for payment in a manner satisfactory to Lender acting reasonably) any firm, person or corporation entitled to payment, which firm, person or corporation has a right to file a mechanic’s lien against the Land or the Project; provided, however, that the filing of a mechanic’s or judgment lien affecting the Land or the Project shall not be deemed to be an event of default provided that either (i) such lien is bonded off by Borrower within sixty (60) days after Borrower’s receipt of notice of the filing thereof, or (ii) Borrower posts security for or makes other arrangements for protection of Lender reasonably satisfactory to Lender, within thirty (30) days after Borrower’s receipt of notice of the filing of such lien. Notwithstanding the foregoing, if any such lien is filed, Lender shall not be required to make any further Advances hereunder until Borrower has either bonded off the lien as described in (i) above, or has posted security or made other arrangements to the satisfaction of Lender as described in (ii) above; or

(h) the failure of Borrower to permit a representative of Lender to enter the Project and inspect the same at reasonable times; or

(i) failure by Borrower to disclose to Lender or its agents or employees, upon reasonable request, the names of all persons with whom Borrower has contracted or intends to contract for the construction of the Project or for the furnishing of labor or materials therefor, or to obtain the approval of such persons by Lender when required by this Agreement; or

(j) any order or decree is entered by any court of competent jurisdiction directly or indirectly enjoining or prohibiting Borrower from performing any of their obligations under this Agreement or commencing, continuing or completing construction of the Project, and such order or decree is not vacated, and the proceedings out of which such order or decree arose are not dismissed, within twenty (20) days after the granting of such decree or order.

13. Remedies. In the event of a default hereunder, the Lender may exercise any and all of the remedies set forth in the Loan Documents including, but not limited to, its refusal to make any Advances to Borrower.

14. General Conditions. The following conditions shall be applicable throughout the term of this Agreement.

(a) Borrower hereby indemnifies Lender against and covenants and agrees to hold Lender harmless from and against all loss, cost and liability resulting from the actions of Borrower or relating to the Project, including, but not limited to, any and all claims of brokers or others arising by reason of the execution of this Agreement or the Note or by reason of the consummation of the transactions contemplated hereby or thereby. The foregoing indemnity, covenant and agreement of Borrower shall survive the repayment of the Note. Lender represents and warrants that no brokers or other persons providing similar services have been retained by Lender in connection with the execution of this Agreement or the Note or the consummation of the transactions contemplated hereby or thereby.

(b) No Advance in respect of the Loan shall constitute a waiver of any of the conditions of Lender’s obligation to make a further Advance. No failure or delay by Lender in exercising any right or privilege hereunder or under any other instrument contemplated hereby shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(c) All instruments and documents required hereby or affecting the Project, or relating to Borrower’s capacity and authority to make the Loan and to execute the Loan Documents and such other documents, instruments, opinions and assurances as required under the Loan Documents and all procedures in connection herewith shall be subject to the approval, as to form and substance, of Lender and its counsel, R. Kevin Kennedy, PLC (with respect to the initial closing documents). All persons or entities responsible for the preparation or execution of the instruments specifically required hereby and all obligors thereunder shall be reasonably satisfactory to Lender.

(d) All notices hereunder shall be in writing and shall be deemed to have been delivered and to have been sufficiently given or served for all purposes when presented personally or on the third business day after being sent by certified or registered mail or by overnight express courier with signed receipts to the party hereto to whom the same is to be given, at its address stated above or at such other address of which it shall have notified the party giving such notice in writing.

(e) Advances may be made by Lender to Borrower directly or through a title insurance company, and all reasonable third-party costs associated therewith shall be borne by Borrower. Additionally, the Lender may make Advances to Borrower or directly to any of the Contractors or other payee as Lender may elect with prior written notice to Borrower.

(f) Lender shall have the right at any reasonable time, and from time to time, but shall be under no obligation, to examine invoices and statements for labor and material costs in connection with the construction of the Project. Further, Lender and its agents shall, (x) at all reasonable times, have the right of entry and free access to the Project and, (y) at all reasonable times upon reasonable prior notice, have the right to inspect all books, contracts and records of Borrower pertaining to the Project. Said inspection shall be for the sole benefit of Lender.

(g) Lender may employ, at Borrower’s expense (but not to exceed $500.00 per inspection), an independent construction inspector who shall review and verify the proposed costs of construction, the progress schedule, inspect and certify the stage(s) of completion of the construction of the Project, and approve each requisition for an Advance prior to the funding thereof.

(h) Lender may announce and publicize the source of the Loan in such manner as Lender may elect. At Lender’s request and expense, Borrower shall place a sign or signs at a location or locations on the Land reasonably satisfactory to Lender and Borrower, which signs shall recite, among other things, that Lender is financing the construction of the Project.

(i) Neither Lender’s review or approval of the Plans, nor any subsequent inspection or review of the Project shall constitute a representation or warranty by Lender, or its agents, employees, representatives or designees, as to the technical sufficiency or adequacy of the construction or the physical condition or any other aspect of the Project.

15. Applicable Law. This Loan Agreement shall be governed by and construed, interpreted and enforced in accordance with and pursuant to the laws of the Commonwealth of Virginia. In the event that the “choice of law” rules of the Commonwealth of Virginia can be construed or interpreted to require the laws of another jurisdiction to govern, the “choice of law” rules of the Commonwealth of Virginia shall not apply.

16. Time of Essence. Time shall be of the essence of each and every provision of this Loan Agreement of which time is an element.

17. [Intentionally Deleted]

18. Captions and Headings. The captions and headings contained in this Loan Agreement are included herein for convenience of reference only and shall not be considered a part hereof and are not in any way intended to limit or enlarge the terms hereof.

19 No Warranty by Lender. By accepting or approving anything required to be observed, performed or fulfilled by Borrower or to be given to Lender pursuant to this Loan Agreement, including, without limitation, any certificate, balance sheet, statement of profit and loss or other financial statement, survey, receipt, appraisal or insurance policy, Lender shall not be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and any such acceptance or approval thereof shall not be or constitute any warranty or representation with respect thereto by Lender.

20. Liability of Lender. Lender shall not be liable for any act or omission by it pursuant to the provisions of this Loan Agreement in the absence of fraud, gross negligence or willful misconduct. Lender shall incur no liability to Borrower or any other party in connection with the acts or omissions of Lender in reliance upon any certificate or other paper believed by Lender to be genuine or with respect to any other thing which Lender may do or refrain from doing, unless such act or omission amounts to fraud, gross negligence or willful misconduct. In connection with the performance of its duties pursuant to this Loan Agreement, Lender may consult with counsel of its own selection, and anything which Lender may do or refrain from doing, in good faith, in reliance upon the opinion of such counsel shall be full justification and protection to Lender, except in cases of fraud, gross negligence or willful misconduct.

21. No Partnership. Nothing contained in this Loan Agreement shall be construed in a manner to create any relationship between Borrower and Lender other than the relationship of borrower and lender, and Borrower and Lender shall not be considered partners or co-venturers for any purpose.

22. Severability. In the event any one or more of the provisions of this Loan Agreement shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event any one or more of the provisions of the Note or the Loan Documents operate or would prospectively operate to invalidate this Loan Agreement, then and in either of those events, at the option of Lender, such provision or provisions only shall be held for naught and shall not affect any other provision of the Note or the Loan Documents or the validity of the remaining Obligations, and the remaining provisions of the Note and the Loan Documents shall remain operative and in full force and effect and shall in no way be affected, prejudiced or disturbed thereby.

23. Successors and Assigns. Each and every of the covenants, terms, provisions and conditions of this Loan Agreement, the Note and the Loan Documents shall apply to, bind and inure to the benefit of Borrower, its successors and those assigns of Borrower consented to in writing by Lender, and shall apply to, bind and inure to the benefit of Lender and the endorsees, transferees, successors and assigns of Lender, and all persons claiming under or through any of them. Lender covenants that upon any participation of the Loan, Lender shall retain complete authority to negotiate with Borrower, including any amendments or modifications to the Loan Documents.

24. Modification - Waiver. None of the terms or provisions of this Loan Agreement may be changed, waived, modified, discharged or terminated except by instrument in writing executed by the party or parties against which enforcement of the change, waiver, modification, discharge or termination is asserted. None of the terms or provisions of this Loan Agreement shall be deemed to have been abrogated or waived by reason of any failure or failures to enforce the same.

25. Third Parties - Benefit. All conditions of the obligations of Lender to make advances hereunder are imposed solely and exclusively for the benefit of Lender and its assigns, and no other persons shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make advances in the absence of strict compliance with any or all thereof and no other person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender at any time in the sole and absolute exercise of its discretion. The terms and provisions of this Loan Agreement are for the benefit of the parties hereto and, except as herein specifically provided, no other person shall have any right or cause of action on account thereof. Lender shall in no event be responsible or liable to any person other than to Borrower or Guarantors for any advance of or failure to advance the proceeds of the Loan or any part thereof, and no contractor, subcontractor, materialman or other person shall have any right or claim against Lender pursuant to this Loan Agreement or the administration thereof.

26. Conditions - Verification. Any condition of this Loan Agreement which requires the submission of evidence of the existence or non-existence of a specified fact or facts implies as a condition the existence or non-existence, as the case may be, of such fact or facts and Lender shall, at all times, be free independently to establish to its satisfaction and in its absolute discretion such existence or non-existence.

27. Counterparts. This Loan Agreement may be executed in any number of counterparts, each of which shall be considered an original for all purposes; provided, however, that all such counterparts shall together constitute one and the same instrument.

28. Condominium Documentation. The Borrower shall submit all proposed documentation (the “Condominium Documents”) intended or necessary to convert the Project into a multi-unit condominium regime (the “Condominium Regime”) to the Lender for the Lender’s review and approval prior to the Borrower’s submission of the Condominium Documents to any governmental authority required to review and approve the Condominium Documents as a pre-condition to the creation of the Condominium Regime. Once the Lender has approved the Condominium Documents, which approval shall not be unreasonably conditioned, delayed or withheld, the Lender shall consent to and/or execute such Condominium Documents as are required of the Lender, in its capacity as the holder of a security interest in the Land, to facilitate the Borrower’s conversion of the Project into a condominium regime under the laws of the Commonwealth of Virginia.

IN WITNESS WHEREOF, Lender and Borrower have caused this Agreement to be executed the day and year first above written.

LENDER:

CARDINAL BANK, a banking corporation organized under the laws of the Commonwealth of Virginia

By:	(SEAL)
Richard F. Schoen
Senior Vice President

BORROWER:

COMSTOCK CASCADES II, L.C., a Virginia limited liability company

Address:

	By:	Comstock Homebuilding Companies, Inc., its manager

c/o Comstock Homebuilding Companies, Inc.
11465 Sunset Hills Road, 4th Floor
Reston, Virginia 20190

Christopher D. Clemente	By:	(SEAL)

Chief Executive Officer

EXHIBIT A

Legal Description

All those certain lots, pieces or parcels of land situate, lying and being in Loudoun County, Virginia, being more particularly described as follows:

BEGINNING AT A POINT ON THE NORTHERLY RIGHT OF WAY OF HARRY BYRD HIGHWAY, ROUTE 7, 110 FEET WIDE, SAID POINT BEING THE SOUTHWESTERLY CORNER OF THE PROPERTY OF THE COMMONWEALTH OF VIRGINIA (STATE BOARD FOR COMMUNITY COLLEGES) AS ACQUIRED IN DEED BOOK 474 AT PAGES 181 AND 183 AND DEED BOOK 596 AT PAGE 523 AMONG THE LAND RECORDS OF LOUDOUN COUNTY, VIRGINIA; THENCE RUNNING WITH SAID ROUTE 7

NORTH 57° 00’ 05” WEST, 277.34 FEET TO A POINT; THENCE DEPARTING ROUTE 7 AND RUNNING WITH THE EASTERLY LINES OF THE COMMONS ON POTOMAC SQUARE CONDOMINIUM, PHASE TWO

NORTH 32° 59’ 55” EAST, 131.50 FEET TO A POINT; THENCE

NORTH 57° 00’ 05” WEST, 2.00 FEET TO A POINT; THENCE

NORTH 32° 59’ 55” EAST, 126.00 FEET TO A POINT; THENCE

SOUTH 57° 00’ 05” EAST, 64.06 FEET TO A POINT; THENCE

NORTH 32° 59’ 55” EAST, 42.72 FEET TO A POINT; THENCE

NORTH 19° 09’ 09” EAST, 137.65 FEET TO A POINT; THENCE

NORTH 70° 50’ 51” WEST, 209.69 FEET TO A POINT; THENCE

NORTH 77° 26’ 27” WEST, 27.17 FEET TO A POINT;

NORTH 57° 00’ 05” WEST, 31.56 FEET TO A POINT; THENCE RUNNING WITH THE EASTERLY LINES OF THE COMMONS ON POTOMAC SQUARE CONDOMINIUM, PHASE ONE

NORTH 32° 59’ 55” EAST, 53.15 FEET TO A POINT; THENCE

NORTH 01°35’ 08” EAST, 102.44 FEET TO A POINT ON A SOUTHERLY LINE OF COURTLANDS AT CASCADES A CONDOMINIUM, DEED BOOK1792 PAGE 2065; THENCE RUNNING WITH SAID COURTLANDS AT CASCADES A CONDOMINIUM

SOUTH 70° 50’ 51” EAST, 42.21 FEET TO A POINT; THENCE

NORTH 33° 54’ 44” EAST, 20.92 FEET TO A POINT; THENCE

SOUTH 83° 01’ 16” EAST, 93.77 FEET TO A POINT; THENCE

NORTH 19° 09’ 09” EAST, 25.00 FEET TO A POINT; THENCE

SOUTH 70° 50’ 51” EAST, 165.00 FEET TO A POINT; THENCE

NORTH 19° 09’ 09” EAST, 25.00 FEET TO A POINT; THENCE

SOUTH 70° 50’ 51” EAST, 118.50 FEET TO A POINT ON THE WESTERLY LINE OF SAID PROPERTY OF THE COMMONWEALTH OF VIRGINIA; THENCE RUNNING WITH SAID WESTERLY LINE

SOUTH 19° 09’ 09” WEST, 724.37 FEET TO THE POINT OF BEGINNING, CONTAINING 177,297 SQUARE FEET OR 4.0702 ACRES, MORE OR LESS.

EXHIBIT B

Loan Budget

Closing/Acq. Costs	$130,000

Direct Construction	8,810,000

Indirect Construction [1]	1,060,000

Interest Reserve	500,000

Sub-Total Loan Proceeds	$10,500,000

Lender’s Contingency [2]	500,000

Total Loan Proceeds	$11,000,000

1.	Indirect construction shall include draws for general contracting fee, corporate franchise taxes, utilities, marketing, and grounds & maintenance expenses.

2.	The Lender may advance, in its sole discretion, Loan proceeds out of the Lender’s Contingency for future interest costs on the Loan on a monthly basis but only after all Loan proceeds in the $500,000 Interest Reserve included in the Budget and all funds that the Borrower deposits into the Additional Interest Reserve Account pursuant to Section 8 hereof have been disbursed for the payment of interest on the Loan. The maximum amount that the Lender shall advance out of the Lender’s Contingency will be the amount by which interest on the Loan exceeds rental revenue generated by the Project on a month-by-month basis.

3.	Advances under the Loan will be disbursed in accordance with the draw schedule attached hereto as Exhibit B-1 (the “Draw Schedule”). The Draw Schedule is based on final bids received by Borrower but Lender acknowledges there could be additional cost savings or cost overruns on the Project. In such event, Lender, in its sole but reasonable discretion, shall allow Borrower to reallocate individual items in the Loan Budget or from the Contingency line item.

EXHIBIT B-1

Draw Schedule

[Copy attached]